Exhibit 23.5
Consent of Nominee for Director
 of Gas Ships Limited
I hereby consent to the reference to me under the caption "Management" in the registration statement on Form F-1 and related prospectus as shall be filed with the U.S. Securities and Exchange Commission, and any and all amendments thereto, of Gas Ships Limited.
/s/ George Kokkodis
Name: George Kokkodis

Date: February 7, 2018